Exhibit 10.7

LETTER AGREEMENT
Dated as of July 31, 2012
To the holders of the Notes
(collectively, “you” or the “Holders”)
issued pursuant to the Note Purchase Agreement referred to below

Ladies and Gentlemen:

We refer to the Note Purchase Agreement, dated as of November 23, 2010 (the “Note Purchase Agreement”), among Avon Products, Inc., a New York corporation (“us” or “API”), and each of the Holders. Capitalized terms not otherwise defined in this Letter Agreement have the same meanings as specified in the Note Purchase Agreement.
For good and valuable consideration, including but not limited to the execution and delivery by the holders of the Notes of that Letter Waiver dated as of the date hereof (the “Letter Waiver”), API hereby agrees that it shall:
(a) no later than August 1, 2012, pay to each of the holders of the Notes a fee in the amount of 10 basis points of the then outstanding principal amount of the Notes held by such holder and
(b) no later than August 15, 2012,
(i) pay the reasonable fees, costs and expenses of Chapman and Cutler, LLP, special counsel to the Holders, in connection with the Letter Waiver, this Letter Agreement, the transactions contemplated hereby and thereby and as set forth in Section 15.1 of the Note Purchase Agreement, and
(ii) enter into an amendment (together with corporate authorizations, certificates, legal opinions, and reaffirmations of the Subsidiary Guaranty, as reasonably requested by the Required Holders) to the Note Purchase Agreement (in form and substance reasonably satisfactory to the Required Holders and API), amending the Note Purchase Agreement as follows (and the applicable related definitions thereto):
1.    The addition of a leverage ratio covenant (the “Leverage Ratio”) substantially identical (except as provided below) to the ratio contained in Section 7.01(d) of the Credit Agreement dated as of June 29, 2012 by and among API, certain Subsidiaries of API named therein, Citibank, N.A., as administrative agent, and the other financial institutions party thereto (the “Term Loan Agreement”); provided however, the Funded Debt to Consolidated EBITDA ratio for the fiscal quarter ending March 31, 2014 and thereafter shall be 3.75:1.00 unless the Bank Credit Agreement, the Term Loan Agreement or any other principal bank facility or any amendment, restatement, replacement or refinancing thereof contains a ratio more favorable to the holders of the Notes, then such more favorable ratio shall apply;
2.    The addition of a most favored lender provision with respect to financial covenants (however expressed) and related definitions contained in the existing Bank Credit Agreement, the Term Loan Agreement or any other principal bank facility and any amendment, restatement, replacement and refinancing thereof, which most favored lender provision shall include the Interest Coverage Ratio and the Leverage Ratio; provided such most favored lender provision shall be a “two way” provision such that if the covenants contained in the Bank Credit Agreement, Term Loan Agreement or other principal bank facility subject to the most favored lender provision are excluded, terminated, amended, loosened or otherwise modified or if the relevant agreement is terminated and not replaced then such financial covenants shall unconditionally be deemed on the date of execution of any such amendment or modification or termination to be and thereupon shall be so excluded, terminated, loosened or otherwise amended or modified under the Note Purchase Agreement; further provided that in no event shall the Interest Coverage Ratio and the Leverage Ratio be less favorable to the holders of the Notes than the Interest Coverage Ratio contained in the Note Purchase Agreement and the Leverage Ratio described above, in each case, as of the date of this Letter Agreement. In the event that any compensation shall have been paid to the creditors under the Bank Credit Agreement, Term Loan Agreement or other principal bank facility in order to exclude, terminate, amend, loosen or modify such covenant subject to the most favored lender provision as set forth in such Bank Credit Agreement, Term Loan Agreement or other principal bank facility, then a corresponding and pro rata payment of compensation shall be made to the holders of Notes in connection with such exclusion, termination, amendment, loosening or modification of such covenant subject to such most favored lender provision in the Note Purchase Agreement.
3.    A 150 basis point increase to the applicable interest rate of the Notes if API's unsecured and unsubordinated Debt is not rated above Investment Grade (a “Downgrade”) by (a) two or more of the three Rating Agencies, or (b) one Rating Agency if such Debt is rated by two or less than two Rating Agencies. If after an increase in the interest rate of the Notes a Rating Agency subsequently increases its rating of API's unsecured and unsubordinated Debt to Investment Grade such that such Debt is then rated Investment Grade by two or more of the Rating Agencies or all Rating Agencies (if such Debt is rated by two or less than two Rating Agencies), the interest rate on the Notes will be decreased to the interest rate payable on the Notes on the date of their issuance.
4.    The addition of an affirmative covenant requiring API to arrange, if requested by any holder of the Notes, a quarterly call among the holders of the Notes and the Chief Financial Officer and/or Treasurer of API.
5.    The definition of “Interest Coverage Ratio” shall be amended to add back to the consolidated pre-tax income of API and its Consolidated Subsidiaries actual non-cash impairment charges related solely to API's Silpada business in an amount not to exceed $125,000,000 in the aggregate during the term of the Note Purchase Agreement. For clarification, this is in addition to the Silpada Non-cash Charge as set forth in the Letter Waiver.
API represents and warrants that no Default or Event of Default has occurred and is continuing under the Note Purchase Agreement as of the date hereof.
Any breach of this Letter Agreement may result in irreparable damage to the holders of the Notes for which holders of the Notes will not have an adequate remedy at law. If any breach of this Letter Agreement has occurred and is continuing, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by action at law, suit in equity or other appropriate proceeding, whether in a suit for damages or for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise. API agrees to pay the costs and expenses of the holders of the Notes (including attorneys' fees) in connection with this Letter Agreement and the enforcement and defense hereof to the same extent as set forth in Section 15.1 of the Note Purchase Agreement.

Additionally, API agrees that in the event any of the requirements set forth in (a) or (b) above are not satisfied on or before the dates set forth therein and that the holders of the Notes are negotiating the amendments provided in (b) above in good faith, the applicable interest rate of the Notes shall automatically increase (without further action) by 200 basis points until all of such requirements have been satisfied and the Note Purchase Agreement and the Notes shall be deemed to be amended to reflect such increase. API also agrees that nothing in this section is intended to limit the rights of the holders of the Notes set forth in the immediate preceding paragraph.
All parties agree that the holders of the Notes (and any permitted successors and assigns under the Note Purchase Agreement) shall be, and is hereby, named as an express beneficiary of this Letter Agreement, with full rights as such and to the same extent as if such holders were signatories hereto.

This Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Letter Agreement.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice-of-law principles of the law of such State that would prohibit the application of the laws of a jurisdiction other than such State.

Very truly yours,

AVON PRODUCTS, INC.

By:	/s/ Richard J. Valone
Name: Richard J. Valone
Title: Vice President & Treasurer
The Subsidiary Guarantor agrees that the Subsidiary Guaranty shall remain in full force and effect and reaffirms its obligations under the Subsidiary Guaranty.

AVON CAPITAL CORPORATION

By:	/s/ Richard J. Valone
Name: Richard J. Valone
Title: Vice President & Treasurer